Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of July 1, 2009 between AMERICAN MEDICAL ALERT CORP., a New York corporation (the "Company"), with offices located at 3265 Lawson Boulevard, Oceanside, New York 11572 and Randi Baldwin, an individual having an address at 1 Meadowlark Lane, Huntington, NY 11743 ("Employee").

WITNESSETH:

WHEREAS, the Company desires to continue to retain the services of Employee upon the terms and conditions stated herein; and

WHEREAS, Employee desires to continue to be employed by the Company upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

1.     Employment. The Company hereby employs Employee for the period beginning as of July 1, 2009 and ending June 30, 2012, unless earlier terminated pursuant hereto (the "Employment Period").

2.     Duties. Subject to the authority of the Company's President and CEO, Employee shall be employed as the Company's Senior Vice President, Marketing and Program Development.  Employee will perform such duties and services as a member of senior management team, and commensurate with her position as the Senior Vice President, Marketing and Program Development, as may from time to time be assigned to her by the President and CEO and/or his designee.

3.     Full Time. Employee agrees that she will devote her full time and attention during regular business hours to the business and affairs of the Company. The foregoing shall not prevent the purchase, ownership or sale by Employee of investments or securities of publicly held companies and any other business that is not competitive with the Company or any subsidiary of the Company so long as such investment does not require active participation of Employee in the management of the business of such publicly held companies, does not interfere or conflict with the performance of Employee's duties hereunder and does not otherwise violate any of the provisions of this Agreement, or Employee's participation in philanthropic organizations to the extent that such participation does not interfere or conflict with the performance of Employee's duties hereunder and does not otherwise violate any provision of this Agreement.

4.     Compensation. In consideration of the duties and services to be performed by Employee hereunder, the Company agrees to pay, and Employee agrees to accept the amounts set forth below:

(a)     A base salary, to be paid on a bi-weekly basis, according to the following schedule:

Effective	Amount
07/01/09-	$170,000 per annum
07/01/10-	$180,000 per annum
07/01/11-	$190,000 per annum

(b)     The Employee shall be eligible for bonus payments which may be awarded by the Board of Directors of the Company in its sole discretion.

(c)     The compensation provided for herein shall be in addition to any retirement, profit sharing, insurance or similar benefit which may at any time be payable to Employee pursuant to any plan or policy of the Company relating to such benefits, which additional benefits shall be made available to Employee on the same basis as they are generally made available to other executive officers of the Company. Such compensation shall be in addition to any options which may be granted under any stock option plan of the Company.

(d)     The Company shall reimburse Employee in accordance with the Company's normal policies for all reasonable travel, hotel, meal and other expenses properly incurred by her in the performance of her duties hereunder.

(e)     The Company shall provide Employee with a monthly automobile stipend in the amount of $800.00

(f)     In addition to the base salary payable pursuant to Section 4(a) above, the Employee will be granted the following stock options:

Options to purchase 4,000 shares of the Company’s common stock, vesting on July 1, 2009.

Options to purchase 5,000 shares of the Company’s common stock, vesting on July 1, 2010.

Options to purchase 6,000 shares of the Company’s common stock, vesting on July 1, 2011.

The stock options will be subject to the terms of the Company's  2000 Stock Option Plan and the applicable stock option agreement under such plan, and will be exercisable for a 5 year term from the date of grant.  The exercise price of each stock option will be equal to the fair market value of the Company’s common stock on the applicable date of grant, as determined in accordance with the 2000 Stock Option Plan.  Vesting is dependent on continued employment on the vesting date, as provided under the 2000 Stock Option Plan.

5.     Vacation. Employee shall be entitled to three (3) weeks vacation each fiscal year, to be taken at such time as is mutually convenient to the Company and Employee.

6.     Death. In the event of the death of Employee during the Employment Period, this Agreement and the employment of Employee hereunder shall terminate on the date of the death of Employee. The estate of Employee (or such person(s) as Employee shall designate in writing) shall be entitled to receive, and the Company agrees to continue to pay, in accordance with the normal pay practice of the Company, the base salary of Employee provided by paragraph 4(a) and the additional benefits, if any, provided by paragraph 4(c), in each instance for a period of one (1) year following the date of death of Employee.

7.     Disability. In the event that Employee shall be unable to perform because of illness or incapacity, physical or mental, the duties and services to be performed by her hereunder for a period of one hundred and eighty (180) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any 12-Month period, the Company may terminate this Agreement after the expiration of such period. Upon such termination, Employee shall be entitled to receive the base salary provided by paragraph 4(a) and the additional benefits, if any, provided by paragraph 4(c), in each instance through the date of such termination.

8.     Non-Compete, Non-Solicitation and Non-Disclosure. 1) Employee covenants and agrees that throughout the Employment Period and for a period of twelve (12) months thereafter, she will not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, any business competing directly in the United States of America with the business conducted by the Company or any subsidiary of the Company during the Employment Period; provided, however, that Employee may own not more than 5% of the outstanding securities of any class of any corporation engaged in any such business, if such securities are listed on a national securities exchange or the NASDAQ Stock Market regularly traded in the Over the Counter market by a member of a national securities association.

(b)     Employee covenants and agrees that, (i) throughout the Employment Period, she will not directly or indirectly solicit, entice or induce any person (collectively, “Solicit”) who during the Employment Period is associated with, employed by or is a customer of the Company or any subsidiary, and (ii) for a period of twenty four (24) months following the Employment Period, she will not Solicit any person who is, or within the last three months of Employee's employment by the Company was, associated with, employed by, or was a customer of the Company or any subsidiary of the Company, in each case, to leave the employ of, terminate his or her association or its relationship with the Company, or any subsidiary of the Company, or solicit the employment or business of any such person on her own behalf or on behalf of any other business enterprise.

(c)     Employee covenants and agrees that, throughout the Employment Period and at all times thereafter, she will not use, or disclose to any third party, trade secrets or confidential information of the Company, including, but not limited to, confidential information or trade secrets belonging or relating to the Company, its subsidiaries, affiliates, customers and clients or proprietary processes or procedures of the Company, its subsidiaries, affiliates, customers and clients, or the Company’s or its subsidiaries’ business, business plans, investments, customers, strategies, operations, records, financial information, assets, technology, data and information that reveals the processes, methodologies, technology or know-how of the Company or its subsidiaries. Trade secrets and confidential information shall include, but shall not be limited to, all information which is known or intended to be known only by employees of the Company, its respective subsidiaries and affiliates or others in a confidential relationship with the Company or its respective subsidiaries and affiliates which relates to business matters.

(d)     If any term of this paragraph 8 is found by any court having jurisdiction to be too broad, then and in that case, such term shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reason-able, and as so amended shall be fully enforceable.

(e)     In the event that Employee shall breach or threaten to breach any provision of this Agreement (including but not limited to the provisions of this paragraph 8), then Employee hereby consents to the granting of a temporary or permanent injunction against her by a court of competent jurisdiction prohibiting her from violating any provision of this Agreement.  In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, Employee agrees that her ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Employee. Employee further agrees that the Company will not have an adequate remedy at law in the event of any breach or threatened breach by Employee hereunder and that the Company will suffer irreparable damage and injury if Employee breaches any of the provisions of this Agreement.

(f)     The provisions of this Paragraph 8 shall survive any termination or expiration of this Agreement, irrespective of the basis therefore.

9.     Termination.

(a)     The Company may terminate this Agreement without liability (other than for the base salary provided in paragraph 4(a) accrued to the date of termination) in the event of (i) a material breach by Employee of the provisions of this Agreement, which breach shall not have been cured by Employee within one hundred and twenty (120) days following notice thereof by the Company to Employee, (ii) the commission of gross negligence or bad faith by Employee in the course of her employment hereunder, which commission has a material adverse effect on the Company, (iii) the commission by Employee of a criminal act of fraud, theft or dishonesty causing material damages to the Company or any of its subsidiaries, (iv) the conviction of Employee of (or pleading of nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects the goodwill of the Company, or (v) any violation by Employee of the Company’s Code of Business Conduct and Ethics or the Company’s sexual harassment and other forms of harassment policy or drug and alcohol abuse policy, as set forth in the Company’s employee handbook.  The circumstances specified in (i) through (v) above shall constitute “Cause.”

(b)     After a Change in Control (as hereinafter defined) has occurred, Employee may terminate her employment upon thirty (30) days' written notice to the Company within one hundred and eighty (180) days following such a Change in Control and after she has obtained actual knowledge of the occurrence of any of the following events:

(i)     Failure to elect or appoint, or re-elect or re-appoint, Employee to, or removal of Employee from, her office and/or position with the Company or its successor as in effect prior to the Change in Control, except in connection with the termination of Employee's employment pursuant to Section 9(a) hereof;

(ii)     A reduction in Employee's overall compensation (including any reduction in pension or other benefit programs or perquisites) or a material adverse change in the nature or scope of the authorities, powers, functions or duties normally attached to Employee's position with the Company as referred to in Section 2 hereof;

(iii)     A determination by Employee made in good faith that, as a result of a Change in Control, she is unable effectively to carry out the authorities, powers, functions or duties attached to her position with the Company as referred to in Section 2 hereof, and the situation is not remedied within thirty (30) days after receipt by the Company of written notice from Employee of such determination;

(iv)     A breach by the Company of any provision of this Agreement not covered by clauses (i), (ii) or (iii) of this Section 9(b), which is not remedied within thirty (30) days after receipt by the Company of written notice from Employee of such breach;

(v)     A change in the location at which substantially all of Employee's duties with the Company are to be performed to a location which is not within a 50-mile radius of the address of the place where Employee is performing services prior to the date of the Change in Control; or

(vi)     Failure by the Company or its successor pursuant to such Change in Control, as applicable, and the Employee to either agree to continue this Agreement or to enter into a new employment agreement mutually acceptable to the Company or its successor and the Employee in lieu of this Agreement.

An election by Employee to terminate her employment under the provisions of this paragraph 9(b) shall not be deemed a voluntary termination of employment by Employee for the purpose of interpreting the provisions of any of the Company's employee benefit plans, programs or policies. Employee's right to terminate her employment pursuant to this paragraph 9(b) shall not be affected by her illness or incapacity, whether physical or mental, unless the Company shall at the time be entitled to terminate her employment under paragraph 7 of this Agreement. Employee's continued employment with the Company for any period of time less than one hundred and eighty (180) days after a Change in Control shall not be considered a waiver of any right she may have to terminate her employment pursuant to this paragraph 9(b).

(c)     After a Change in Control has occurred, if Employee terminates her employment with the Company pursuant to paragraph 9(b) hereof or if Employee's employment is terminated by the Company without Cause within one hundred and eighty (180) days following such a Change in Control, Employee (i) shall be entitled to her base salary in effect at the time of such termination, bonuses, awards, perquisites and benefits, including, without limitation, benefits and awards under the Company's stock option plans and the Company's pension and retirement plans and programs, through the date specified in the notice of termination as the last day of Employee's employment by the Company (the "Termination Date") and, in addition thereto, (ii) shall be entitled to be paid in a lump sum ("Change in Control Termination Compensation"), on the Termination Date, an amount of cash (to be computed, at the expense of the Company, by the independent certified public accountants utilized by the Company immediately prior to the Change of Control (the "Accountants"), whose computation shall be conclusive and binding upon Employee and the Company) equal to the greater of (x) an amount equal to the remainder of Employee's salary which would be payable through the expiration of this Agreement had the Agreement continued in effect for the remainder of the Employment Period or (y) an amount equal to twelve (12) months of the salary in effect under this Agreement at the time of such termination. Notwithstanding anything contained herein, if the amount described in clause (x) of the preceding sentence exceeds the amount described in Treasury regulations section 1.409A-1(b)(9)(iii)(A), such excess shall be paid on the date seven months following the Termination Date.  All health insurance benefits otherwise payable to Employee shall also be paid for the greater of the duration of the Employment Period or twelve (12) months.

(d)     It is intended that the "present value" of the payments and benefits to Employee, whether under this Agreement or otherwise, which are includable in the computation of "parachute payments" shall not, in the aggregate, exceed 2.99 times the "base amount" (the terms "present value", "parachute payments" and "base amount" being determined in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")).  Accordingly, if Employee receives payments or benefits from the Company prior to or contemporaneous with payment of the Change in Control Termination Compensation which, when added to the Change in Control Termination Compensation, would, in the opinion of the Accountants, subject any of the payments or benefits to Employee to the excise tax imposed by Section 4999 of the Code, the Change in Control Termination Compensation shall be reduced by the smallest amount necessary, in the opinion of the Accountants, to avoid such tax. In addition, the Company shall have no obligation to make any payment or provide any benefit to Employee subsequent to payment of the Change in Control Termination Compensation which, in the opinion of the Accountants, would subject any of the payments or benefits to Employee to the excise tax imposed by Section 4999 of the Code. No reduction in the Change in Control Termination Compensation or release of the Company from any payment or benefit obligation in reliance upon any aforesaid opinion of the Accountants shall be permitted unless the Company shall have provided to Employee a copy of any such opinion that specifically entitles Employee to rely thereon, no later than the date otherwise required for payment of the Change in Control Termination Compensation or any such later payment or benefit.

(e)     "Change of Control" as used in this Agreement shall mean the occurrence of any of the following:

(i)     any "person" or "group" (as such terms are used in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act")), except for an employee stock ownership trust (or any of the trustees thereof), becomes a "beneficial owner" (as such term in used in Rule 13d-3 promulgated under the Act), which takes place over not greater than a twelve (12) month period, after the date hereof, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities;

(ii)     during any twelve (12) month period during the Employment Period, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by shareholders of the Company of each new director was approved or ratified by a vote of at least a majority of the directors then still in office who were directors at the beginning of the Employment Period or who were new directors approved by such a vote;

(iii)    the consummation of the sale or disposition by the Company, which takes place over not greater than a twelve (12) month period, of all or substantially all of the Company's assets to a non-affiliate (as the term “affiliate” is defined in Rule 405 promulgated under the Securities Act of 1933, as amended); or

(iv)    the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the combined voting power of the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent company of such surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or the parent company of such surviving entity outstanding immediately after such merger or consolidation.  Notwithstanding the foregoing, any transaction involving a leveraged buyout or other acquisition of the Company which would otherwise constitute a Change in Control, in which Employee participates in the surviving or successor entity (other than solely as an employee or consultant and other than with respect to securities received in exchange for Employee’s stock in the Company owned prior to the transaction), shall not constitute a Change in Control.

(f)     The Company may request that Employee transfer to any Company designated office; provided, however that if the Company requests that Employee transfer to an office that is not within a 50-mile radius of the address of the place where Employee is performing services prior to the date of such request for transfer, Employee may terminate this Agreement, which shall be deemed a termination by the Company without Cause.

(g)     The Company may terminate the Agreement at any time without Cause. If the Company so terminates the Agreement, Employee shall receive her base salary at the level last in effect prior to such termination, for a period of 12 months, with no duty to mitigate damages and irrespective of any employment obtained by Employee during such period. In addition, if the Company fails to renew this Agreement after the expiration of the initial 3 year term of this Agreement, on terms and conditions substantially equivalent to the terms and conditions herein, then unless Employee has committed an act constituting "Cause" prior to the expiration of the Employment Period, the Company shall pay to Employee the same payments specified in the first sentence of this Subparagraph 9(g), based on the Employee's base salary as in effect at the expiration of such Employment Period.  The compensation described in this paragraph shall not apply in the event of a Change in Control, which shall be governed by Paragraphs 9(b)-9(e). Under no circumstance shall the payment provided for in this Paragraph 9(g) be duplicative, i.e., only one 12 month payment would be made if this Paragraph 9(g) is applicable, and this Paragraph 9(g) shall not be construed so as to consider a termination without Cause and a non-renewal as being occasioned from the same incident and requiring two separate 12 month payments.

10.   No Impediments. Employee warrants and represents that he is free to enter into this Agreement and to perform the services contemplated thereby and that such actions will not constitute a breach of, or default under, any existing agreement.

11.   No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.

12.   Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.  The parties hereto further acknowledge and agree that the Employment Agreement dated December 28, 2006 between the Company and the Employee, is hereby terminated in full, shall be null and void and of no further force or effect, and that all of the parties' obligations thereunder are hereby extinguished in full.

13.   Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements to be wholly performed therein, other than those which would defer to the substantive laws of another jurisdiction.

14.   Binding Effect. This Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

15.   Assignment and Delegation of Duties. This Agreement may not be assigned by the parties hereto except that the Company shall have the right to assign this Agreement to any successor in connection with a sale or transfer of all or substantially all of its assets, a merger or consolidation. This Agreement is in the nature of a personal services contract and the duties imposed hereby are nondelegable.

16.   Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

17.   Notices. Any notice under the provisions of this Agreement shall be in writing, shall be sent by one of the following means, directed to the address set forth on the first page of this Agreement or to such other address as shall be designated hereunder by notice to the other party, effective upon actual receipt and shall be deemed conclusively to have been given: (i) on the first business day following the day timely deposited for overnight delivery with Federal Express (or other equivalent national overnight courier service) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (ii) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (iii) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any nonbusiness day).

18.   Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.

19.   Code Section 409A.  The Company and the Employee agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Internal Revenue Code Section 409A and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder. Any provision of this Agreement not in compliance with Section 409A shall be void and the Company reserves the discretion to revise the Agreement as necessary, without the consent of the Employee, to comply with Code Section 409A.  Further, and notwithstanding anything to the contrary in this Agreement, any cash severance payments due to Employee pursuant to this Agreement or otherwise will not be paid during the six-month period following Employee’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause Employee to incur an additional tax under Code Section 409A.  If the payment of any amounts are delayed as a result of the previous sentence, any cash severance payments due to Employee pursuant to this Agreement or otherwise during the first six (6) months after Employee’s termination will accrue and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination.  Thereafter, payments will resume in accordance with the applicable schedule set forth in this Agreement.

20.   Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall constitute an original, and which when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EMPLOYEE:

/s/ Randi Baldwin
Randi Baldwin

COMPANY:

AMERICAN MEDICAL ALERT CORP.

By: /s/ Jack Rhian
Name: Jack Rhian
Title: President